Exhibit 10.1

RESTATED PURCHASE AND SALE AGREEMENT

This restated purchase and sale agreement is made as of this 24th day of May, 2013.

1. PARTIES: Sycamore Networks, Inc., of 220 Mill Road, Chelmsford, Massachusetts 01824, hereinafter called the Seller, agrees to sell and Tyngsborough Commons, LLC (or such other entity to be established by the undersigned Walter K. Eriksen, Jr., James Patierno, and Princeton Development, LLC), hereinafter called the Buyer or Purchaser, or its nominee, agrees to buy, upon the terms hereinafter set forth, the following described premises.

2. DESCRIPTION OF PREMISES: That certain parcel of land, consisting of 102.3 acres, more or less, located off of Westford Road, Tyngsborough, Massachusetts and shown as Lots 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and Green Space A on a plan of land entitled “Definitive Plan, Vesper Executive Park Subdivision of Land in Tyngsboro, Mass.” Dated December 11, 1987, revised March 1, 1988, prepared by Dana F. Perkins & Assoc., Inc. and recorded with the Middlesex North District Registry of Deeds in Plan Book 166, Plan 53, being the land described in a deed recorded with the Middlesex North Registry of Deeds at Book 11142, Page 333, together with the improvements thereon and al easements, appurtenances and rights in and to Potash Road, including the right to pass and re-pass and use Potash Road as roads and ways are used in the Town of Tyngsboro, but excluding Parcel A on a plan entitled “Subdivision Plan of Land, 26A Westford Road, Tyngsboro, MA,” dated November 6, 2008, last revised April 3, 2009, prepared by Dana F. Perkins, Inc. and recorded with the Middlesex North District Registry of Deeds in Plan Book 228, Plan 129 (hereinafter the “premises”).

3. TITLE DEED. Said premises are to be conveyed by a good and sufficient quitclaim deed (the “Deed”) running to the Buyer, or to a nominee designated by the Buyer by written notice to the Seller at least 7 days before the deed is to be delivered as provided herein, provided that any such nominee shall be an entity in which Buyer maintains a controlling equity interest, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except:

(a)	Provisions of existing building and zoning laws;

(b)	Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;

(c)	Any liens for municipal betterments assessed after the date of this agreement;

(d)	Easements, restrictions and reservations of record, if any, so long as they do not materially interfere with the proposed use of the premises for the development of a solar field, residential, commercial and industrial uses as set forth in the MEPA permitting materials (EEA Number 14592).

4. PLANS: If said deed refers to a plan necessary to be recorded therewith, the Seller shall deliver such plan with the deed in form adequate for recording.

5. Intentionally omitted.

6. PURCHASE PRICE: The agreed purchase price for said premises is THREE MILLION FIVE HUNDRED THOUSAND and 00/100 U.S. DOLLARS ($3,500,000.00) of which:

$125,000.00	has been paid to the Seller as non-refundable deposits to be credited to the purchase price at closing; and

$3,375,000.00	is to be paid at the delivery of the deed by wire transfer to Seller’s bank account, certified check or bank check. Funds to be released upon the recording of the Deed promptly after the closing.

$3,500,000.00	Total

ALL DEPOSITS PAID HEREUNDER SHALL BE NON-REFUNDABLE AND CREDITED TOWARDS THE PURCHASE PRICE EXCEPT AS SPECIFICALLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT.

7. TIME FOR PERFORMANCE. DELIVERY OF DEED. Title shall be conveyed on or before August 30, 2013, subject to the provisions below; provided, however the time for closing may be set at an earlier date if both the Buyer and Seller so elect in a mutually executed written instrument. In the event the Buyer is unable to close on or before August 30, 2013, the Buyer may pay an additional deposit in the amount of $100,000.00 whereupon Sycamore agrees that the Closing date shall be extended to the first business day forty-five (45) days later. If the Closing does not take place within the forty-five (45) day period following August 30, 2013, Seller may, in its sole and absolute discretion, elect to terminate this Agreement by giving written notice to the Buyer at which time all obligations of the parties shall cease and this Agreement shall be deemed void and without recourse to the parties hereto and Seller shall be entitled to retain the full amount of the funds deposited hereunder unless the Parties shall negotiate a further extension of the Closing Date upon similar terms as set forth herein. The closing shall take place at the Buyer’s counsel’s office unless otherwise agreed upon in writing. It is agreed that time is of the essence of this agreement.

8. POSSESSION AND CONDITIONS OF PREMISES. Full possession of said premises free of all tenants and occupants, except as herein provided, is to be delivered at the time of the delivery of the Deed, said premises to be then (a) in the same condition as they now are, reasonable use and wear thereof excepted, and (b) not in material violation of any building and zoning laws; and (c) in compliance with the material provisions of any instrument referred to herein.

9. EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM. If the Seller shall be unable to give title or to make conveyance, or to deliver possession of the premises, all as herein stipulated, or if at the time of delivery of the Deed the premises do not conform with the provisions thereof, then the Seller shall use reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the premises conform to the provisions hereof, as the case may be, in which event the time for performance hereof shall be extended for a period of up to thirty (30) days; provided, however, that Seller shall not be obligated to spend more than $10,000 to cure any such defects, exclusive of voluntary liens.

10. FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM, ETC. If at the expiration of the extended time, the Seller has failed to remove any defects in title, deliver possession, or make the premises conform, then any payments made under this agreement shall be forthwith refunded to the Buyer and all other obligations of all parties hereto shall cease, and this agreement shall be void without recourse to the parties hereto.

11. BUYER’S ELECTION TO ACCEPT TITLE. The Buyer shall have the election, at either the original or any extended time for performance, to accept such title as the Seller can deliver to the said premises in their then condition and to pay therefor the purchase price without deduction, in which case the Seller shall convey such title.

12. ACCEPTANCE OF DEED. The acceptance and recording of a deed by the Buyer or nominee, as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed except instruments, such as discharges from institutional lenders, which are customarily recorded within a reasonable time after closing, in accordance with the Massachusetts Real Estate Bar Association standards.

13. USE OF MONEY AND CLEAR TITLE. To enable the Seller to make conveyance as herein provided, the Seller may, at the time of delivery of the deed, use all the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of said deed, or that the usual and customary arrangements are made for the securing and recording of such instruments.

14. ADJUSTMENTS. Taxes, if any, for the then current fiscal year shall be apportioned as of the day of performance of this agreement and the net amount thereof shall be added to or deducted from, as the case may be, the purchase price payable by the Buyer at the time of delivery of the deed.

15. ADJUSTMENTS OR UNASSESSED AND ABATED TAXES. If the amount of said taxes is not known at the time of the delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

16. BROKER. The parties warrant and represent that no broker is involved directly or indirectly in the transaction contemplated hereunder and the parties agree to indemnify and hold the other harmless from the claim of any such broker claiming a relationship with the indemnifying party and demanding the payment of a broker fee or commission. The provisions of this paragraph shall survive the delivery of the deed.

17. BUYER’S DEFAULT DAMAGES. If the Buyer shall fail to fulfill the Buyer’s agreements herein, all deposits made hereunder by the Buyer shall be retained by Seller as liquidated damages, as Seller’s sole and exclusive remedy at law, in equity or otherwise. The Buyer and Seller agree that in the event of default by the Buyer the amount of damages suffered by the Seller will not be easy to ascertain with certainty and, therefore, Buyer and Seller agree that the amount of the Buyer’s deposit represents a reasonable estimate of the damages likely to be suffered regardless of any future sale of the property.

19. LIABILITY OF TRUSTEE, BENEFICIARY, ETC. If the Seller or Buyer executes this agreement in a representative or fiduciary capacity, only the entity represented shall be bound, and neither the Seller or Buyer so executing, nor any shareholder or beneficiary or any trust, shall be personally liable for any obligation, express or implied, hereunder.

20. SELLER’S REPRESENTATIONS: Seller hereby covenants, as of the date hereof and at the time of the closing, the following, each of which shall constitute and be determined as a condition of this Agreement:

(a)	Seller is the Owner of the premises, and is and shall be duly authorized to enter in this Agreement and bind their entity to the terms of the same and shall have approved such sale and waived any rights relating thereto and at the time of closing written evidence of such authority and power shall be presented and delivered to Buyer.

(b)	Seller represents and warrants that the premises shall be free and clear of leases and tenancies; provided, however, that Buyer acknowledges that Seller has disclosed to Buyer that there are existing minor encroachments by various abutters to the Premises that were disclosed by Buyer’s survey of the Premises conducted during the Due Diligence Period. . Seller shall have no obligation to remove or otherwise cure such encroachments.

(c)	Seller has no knowledge or knows of any circumstances, transactions or occurrences which would give rise to any liabilities, contingent or otherwise, relating to the premises that would be imposed on Buyer by third person(s), except as set forth in documents recorded in the chain of title to the premises or as specifically stated herein, including all local, state and federal permits and approvals, a certificate on the Buyer’s Final Environmental Impact Report for MEPA Project No. 14592 and approvals to provide municipal sewer service connections to the Premises necessary to develop the Premises.

(d) Seller shall notify any and all such contractors at request of Buyer to cease any further delivery of supplies or performance of services except on the written direction of Buyer, so Buyer shall have no responsibility for continuing services. Buyer shall have the option of maintaining or assuming such contracts but shall have no obligation to do so.

(e)	That,except as otherwise referred to or disclosed in this Agreement, the property and all assets are free from any and all liens or encumbrances and that there are not any actions pending or, to Seller’s knowledge, contemplated which would render the Buyer subject to any liability, or cause the Buyer to lose possession of the same due to seizure or forfeiture by any federal, state or local bureau, department or agency.

21. STORAGE TANKS: Seller represents and warrants to Buyer that to the best of Seller’s knowledge there are no underground storage tanks on the premises.

22. HAZARDOUS WASTE: Seller warrants and represents that Seller has never stored oil or any hazardous substances on the premises other than in the ordinary cause of business and in full compliance with all applicable laws, and that it has never disposed of any oil or hazardous substances on the premises and that Seller is not aware of the generation, storage or disposal of such substances on the premises by anyone else. For purposes of this paragraph, “hazardous substances” shall be defined as set forth in the Comprehensive Environmental Response and Compensation Liability Act of 1980, as amended, 42 USC §9601, et seq. and regulations promulgated thereunder. This paragraph shall survive delivery of the deed hereunder.

23. TITLE V INSPECTION: Seller warrants and represents that the premises are not served by a subsurface sewerage disposal system.

24. CONSTRUCTION OF AGREEMENT. This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns, and may be canceled, modified or amended only by written instrument executed by both the Seller and the Buyer. If two (2) or more persons are named herein as Buyer or Seller their obligations hereunder shall be joint and several. The captions in this agreement are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it.

25. DILIGENCE OBLIGATIONS. The Buyer further agrees to continue to diligently pursue all permits and approvals and agrees as follows:

On or before May 30, 2013, the Buyer or its agents shall: (i) Submit a Notice of Intent to the Tyngsborough Conservation Commission for the “Tyngsborough Commons” component of the proposed project (with a copy to be provided to the Seller); (ii) Submit a Sewer Extension Permit application to the Town of Tyngsborough (with a copy to be provided to the Seller), (iii) Submit an application for state highway access to the Department of Transportation for installing the sewer extension line (with a copy to be provided to the Seller); and, (iv) Submit a Sewer Extension Permit application to DEP (with a copy to be provided to the Seller); and,

Buyer shall also submit an application for state highway access to the Department of Transportation for the Solar Field component of the proposed project by May 30, 2013 (with a copy to be provided to the Seller).

Buyer shall submit proof of the estimated $30,000.00 to $50,000.00 payment to National Grid in connection projected impacts on the National Grid electric system as determined by the interconnection study by national Grid for the proposed Solar Field and the resulting electricity from the same.

The provisions hereof this Section 24 are not intended to waive any circumstance or the occurrence of any event taking place after the date of this Agreement with regard to the premises. In that regard, Seller shall continue to remain solely responsible for any circumstances or for the occurrence of any event arising after the Due Diligence Period and prior to the closing such that Seller shall be required to cure such items at Seller’s sole cost and expense, prior to closing, excepting only for circumstances or events caused by Buyer; failing which, Buyer shall be entitled to terminate this Agreement upon five (5) business days advanced written notice to Seller, with all deposits to be returned to Buyer.

26. ACCESS. Buyer and Buyer’s agents shall have reasonable access to the premises throughout the term of this Agreement, during normal business hours, provided such access does not materially interfere with Seller’s use or occupancy of the premises. Buyer and Buyer’s agents shall have the right to conduct any tests, drilling, exploratory excavation, surveys or other investigation of the premises as the Buyer may determine necessary, in order to conduct due diligence; provided, however, that following all such work, the party entering upon the premises will restore the premises to the same condition as they were in prior to the start of such work. Buyer hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all claims, liabilities or penalties on account of or based upon any injury to any person or loss of or damage to any property arising out of or in connection with Buyer’s entry onto the Premises for the performance of its due diligence investigations (except if the injury, loss or damage is directly attributable to (i) an existing condition or (ii) some negligent act or omission of Seller). The indemnity and insurance provisions of this paragraph shall survive the delivery of the deed or earlier termination of this Agreement.

27. NOTICES; FACSIMILES. All notices and correspondence with regard to this agreement shall be sent by facsimile (with confirmed receipt), mailed by registered or certified mail, return receipt requested, with all charges prepaid, or hand delivered, addressed as follows:

If to Buyer, to:

Scott J. Eriksen, Esq.

Perkins & Anctil, P.C.

6 Lyberty Way, Suite 201

Westford, MA 01886

Jeffrey M. Brown

General Counsel

Princeton Properties Mng. Inc.

1115 Westford Street

Lowell, MA 01851

(978) 458-8700

If to Seller, to:

Alan R. Cormier

At the address set forth in Paragraph 1.

Facsimiles of signatures shall be deemed originals for purposes of the execution of this agreement and any modification, extension or notice hereunder, provided the sender shall undertake promptly to deposit the original(s) thereof with the United States Postal Service, first class mail, postage prepaid, addressed to the recipient at the address(es) required above.

28. CONVEYANCING STANDARDS. Any dispute as to any title issue or conveyancing practice remaining unresolved at the scheduled time for performance under this Agreement shall be resolved in accordance with applicable Standards or Practices of the Real Estate Bar Association, formerly known as the Massachusetts Conveyancers Association, to the extent applicable.

29. INSURANCE AND RISK OF LOSS. Until the delivery and recording of the deed, Seller shall maintain fire and extended coverage insurance on the premises in an amount equal to the amount of existing coverage, if any, and the risk of loss shall remain with the Seller.

30. MARKETING. Buyer may, at Buyer’s sole cost and expense, at any time and from time to time during the term of this Agreement, actively market and advertise the premises, or any portion or subdivision thereof, for sale or lease by the Buyer. In accordance with any such marketing, the Buyer may erect signs on the premises, place advertisements and retain the services of a real estate broker. Any marketing, brokerage, or other agreement entered in by Buyer shall clearly state that Buyer is not the owner of the Premises and that Seller shall not have any obligation under any such agreement in the event the closing contemplated hereunder does not occur for any reason, even if all or a portion of the Premises is subsequently sold or leased to a party introduced to the Premises by a part to any such agreement. Buyer hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all claims, liabilities or penalties on account of or based upon any such agreement, and the foregoing agreement to indemnify shall survive the delivery of the deed or earlier termination of this Agreement.

31. ADJUSTMENTS. If any errors or omissions are found to have occurred in any calculations or figures used in the statement signed by the parties (or would have been included if not for any such error or omission) and notice hereof is given within two months of the date of delivery of the deed to the party to be charged, then such party agrees promptly to make a payment to correct the error or omission.

32. SURVIVAL. Any obligations which, by their terms, are intended to survive the closing and the delivery and recording of the deed, shall so survive.

33. ENTIRE AGREEMENT. The purpose of this agreement is to restate and affirm the terms of that certain agreement dated October 29, 2009, between Sycamore Networks Real Estate, LLC, as Seller, and Walter K. Eriksen, Jr. and James Patierno, as Buyers, as previously amended. The terms of this agreement supersede all prior agreements and other understandings between the parties and represent the complete and full agreement of the parties hereto except modified or altered by written instrument signed by all parties hereto.

[Signatures appear on the following page(s)]

Executed as a sealed instrument this 24th day of May, 2013.

SYCAMORE NETWORKS, INC. - Seller		TYNGSBOROUGH COMMONS, LLC - Buyer

BY:	/s/ Alan R. Cormier	BY:	/s/ Walter K. Eriksen, Jr.
Walter K. Eriksen, Jr.

		BY:	/s/ James Patierno
James Patierno

/s/ Jeffrey M. Brown, General Counsel
Princeton Development LLC
BY: Princeton MGR Inc., its Manager

		BY:	Jeffrey M. Brown
TITLE: General Counsel
As duly authorized and not individually